                                                                     EXHIBIT 1.1


              [Friedman, Billings, Ramsey & Co., Inc. Letterhead]



March 29, 2000

Board of Directors
Attn: Mr. James J. Stebor, President and CEO
First Federal Bank, FSB
2001 Maine Street
Quincy, IL  62301

RE: Conversion Marketing Services

Gentlemen:

This letter sets forth the terms of the proposed engagement between Friedman, Billings, Ramsey and Co., Inc. ("FBR") and First Federal Bank, FSB ("First Federal"), concerning our Investment Banking Services in connection with the Plan of Conversion (the "Plan") of First Federal and its related sale of common stock.

FBR is prepared to assist First Federal in connection with the offering of its shares of common stock during the Subscription Offering and Community Offering as such terms are defined in the Plan. The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between FBR and First Federal to be executed prior to mailing of the Offering material. The price of the shares during the Subscription Offering and Community Offering will be the price established by First Federal's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to FBR and First Federal.

In connection with the Subscription Offering and Community Offering, FBR will render the following services:

-   Act as the Financial Advisor to First Federal
-   Create marketing materials and formulate a marketing plan
- Conduct training for all Directors and Employees concerning the reorganization and stock offering
-   Manage Stock Center and staff with FBR personnel
-   Assist First Federal and Attorneys with listing on NASDAQ
-   Assist First Federal with the proxy solicitation


After the Offering, FBR intends to continue coverage of First Federal through research coverage and intends on making a market in the Company's stock including assisting the company with the Employee Stock Ownership Plan purchase in the aftermarket if applicable. For a period of twelve months following the completion of the conversion, FBR will continue to act as Financial Advisor for First Federal without further remuneration.

At the appropriate time, FBR, in conjunction with its counsel, will conduct an examination of the relevant documents and records of First Federal as FBR deems necessary and appropriate. First Federal will make all documents, records and other information deemed necessary by FBR or its counsel available to them upon request.

For its services hereunder, FBR will receive the following compensation and reimbursement from First Federal:

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                                                                      Mr. Stebor
                                                                  March 29, 2000
                                                                     Page 2 of 5


1. A management fee of $50,000 payable as follows, $25,000 upon the signing of this letter and $25,000 upon receiving OTS approval of the Plan application. Should the Plan be terminated for any reason not attributable to the action or inaction of FBR, FBR shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

2. First Federal shall pay a marketing fee of 1.50% of the aggregate Purchase Price of Common Stock sold in the Subscription Offering and Community Offering, excluding those shares purchased (i) by First Federal officers, directors, or employees (or members of their immediate families), or (ii) by any ESOP, tax-qualified or stock compensation plans (except IRA's) or similar plan created by First Federal for some or all of its directors or employees or (iii) by any charitable foundation created by First Federal or the Holding Company. The management fee of $50,000 will be subtracted from the marketing fee.

3. The foregoing commissions are to be payable to FBR at closing as defined in the Agreement to be entered into between FBR and First Federal.

4. As part of the Subscription Offering and Community Offering, FBR shall be reimbursed for reasonable expenses incurred by them, including legal fees. FBR's legal fees for this transaction shall not exceed $45,000. FBR's other out-of-pocket expenses (including out-of-pocket expenses incurred by FBR's outside counsel) are not expected to exceed $30,000. Should FBR's expenses, excluding legal fees, exceed $30,000, First Federal must approve such expenses above that amount for FBR to be reimbursed. FBR's reasonable expenses, including both legal fees and other out-of-pocket expenses, shall be reimbursed whether or not the Agreement is consummated in accordance with the provisions of this paragraph.

It is further understood that First Federal will pay all other expenses of the Plan including but not limited to its attorneys' fees, NASD filing fees, filing and registration fees and fees of either FBR's attorneys (limited to $45,000) or the attorneys relating to any required state securities law filings, telephone charges, air freight, supplies, conversion agent charges, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

For purpose of FBR's obligation to file certain documents and to make certain representations to the NASD in connection with the Plan, First Federal warrants that: (a) First Federal has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between First Federal and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of First Federal has any affiliation with the NASD; (d) except as contemplated by this engagement letter with FBR, First Federal has no financial or management consulting contracts outstanding with any other person; (e) First Federal has not granted FBR a right of first refusal with respect to the underwriting of any future offering of First Federal's common stock; and (f) there has been no intermediary between FBR and First Federal in connection with the public offering of First Federal shares, and no person is being compensated in any manner for providing such service.

Nothing in this Agreement shall be construed to limit the ability of FBR or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory, or any other business relationships with entities other than First Federal, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of First Federal, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to First Federal's, or may have been identified by First Federal as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. First Federal expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information. Notwithstanding the foregoing, FBR will keep confidential the fact that First Federal has identified to FBR any entity as a potential merger or acquisition target or potential candidate for some other business combination, cooperation or relationship.

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                                                                      Mr. Stebor
                                                                  March 29, 2000
                                                                     Page 3 of 5


First Federal acknowledges and agrees that it is a sophisticated business enterprise and that FBR has been retained pursuant to this Agreement to act as financial advisor to First Federal solely with respect to the matters set forth herein. In such capacity, FBR shall act as an independent contractor, and any duties of FBR arising out of its engagement pursuant to this Agreement shall be contractual in nature and shall be owed solely to First Federal. Each party disclaims any intention to impose any fiduciary duty on the other.

First Federal agrees to indemnify FBR and its controlling persons, representatives and agents in accordance with the indemnification provisions (the "Indemnification Provisions") set forth in Appendix A, and agrees to the other provisions of Appendix A, which is incorporated herein by this reference, regardless of whether the proposed Offering is consummated.

This letter is merely a statement of intent and is not a binding legal agreement except as to the compensation and reimbursement paragraphs numbered 1-4 above and the indemnity described in Appendix A. While FBR and First Federal agree in principle to the contents hereof and the purpose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between FBR and First Federal shall be only as set forth in a duly executed Agreement. The indemnification provision described in Appendix A will be superseded by the indemnification provisions of the Agreement entered into by First Federal and FBR. Such Agreement shall be in the form and content satisfactory to FBR and First Federal and subject to, among other things, there being in FBR's opinion no material adverse change in the condition or operations of First Federal or no market conditions which might render the sale of the shares by First Federal hereby contemplated inadvisable.

The validity and interpretation of this agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia (excluding the conflicts of laws rules).

Please acknowledge your agreement to the foregoing by signing below and returning to FBR one copy of this letter along with a payment of $25,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

Very truly yours,



/s/ ROBERT A. KOTECKI
----------------------------------
By: Robert A. Kotecki

Title: Managing Director

Date:
     -----------------------------


Agreed and Accepted to this   12th  day of  April , 2000.
                            -------        -------


First Federal Bank, FSB

By: /s/ JAMES J. STEBOR
   -------------------------------

Title: President
      ----------------------------

James J. Stebor, President and CEO


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                                                                      Mr. Stebor
                                                                  March 29, 2000
                                                                    Page 4 of 5


APPENDIX A


First Federal agrees to indemnify and hold harmless FBR and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (FBR and each person being an "Indemnified Party") from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by FBR of the services contemplated by or the engagement of FBR pursuant to, this letter agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable fees and expenses of one firm of counsel) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by First Federal . First Federal will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted directly from FBR's willful misconduct or gross negligence. First Federal also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to First Federal or its security holders or creditors related to or arising out of the engagement of FBR pursuant to, or the performance by FBR of the services contemplated by, this letter agreement except to the extent that any loss, claim, damage or liability is found in a judgment by an appellate court (or trial court if FBR fails to file a timely appeal) of competent jurisdiction to have resulted directly from FBR's willful misconduct, bad faith or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against First Federal pursuant hereto, promptly notify First Federal in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies First Federal of the commencement thereof, First Federal may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may retain counsel to participate in the defense of any such action; provided, however, that in no event shall First Federal be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or condition. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party's right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to First Federal, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

If the indemnification provided for in this letter agreement is for any reason held unenforceable by an Indemnified Party (other than as a result of a judicial determination as to FBR's willful misconduct or gross negligence), First Federal agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to First Federal, on the one hand, and FBR on the other hand, of the Offering as contemplated (whether or not the Offering is consummated) or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of First Federal, on the one hand and FBR, on the other hand, as well as any other relevant equitable considerations. First Federal agrees that for the purposes of this paragraph the relative benefits to First Federal and FBR of the Transactions as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by First Federal or its shareholders, as the case may be, as a result of or in connection with the Transactions bear to the fees paid or to be paid to FBR under this letter agreement. Notwithstanding the foregoing, First Federal expressly agrees that FBR shall not be required to contribute any amount in excess of the amount by which fees

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                                                                      Mr. Stebor
                                                                  March 29, 2000
                                                                     Page 5 of 5


owed FBR hereunder (excluding reimbursable expenses), exceeds the amount of any damages which FBR has otherwise been required to pay.

First Federal agrees that without FBR's prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which this indemnification could be sought under the indemnification provisions of this letter agreement (in which FBR or any other indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against First Federal in which such Indemnified Party is not named as a defendant, First Federal agrees to promptly reimburse FBR on a monthly basis for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel. In addition to any reimbursed fees, expenses or costs outlined hereunder, FBR shall also receive from First Federal cash compensation of $1,000.00 per person, per day, plus reasonable out-of-pocket expenses and costs should FBR be required to provide testimony in any formal or informal proceeding regarding the Offering.

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this agreement, First Federal agrees that any judgment or arbitrated award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrated award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

In the event that First Federal does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ counsel reasonably satisfactory to First Federal, at First Federal's expense, to defend such pending or threatened action or claim.

Agreed and Accepted to this   12th  day of   April , 2000.
                            -------        --------

First Federal Bank, FSB

By:     /s/ JAMES J. STEBOR
       ---------------------------

Title: President
       ---------------------------

James J. Stebor, President and CEO